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                                                                   Exhibit 10.40


                               SECOND AMENDMENT TO
                        SNAP STRATEGIC ALLIANCE AGREEMENT


         THIS is a second Amendment (the "Amendment") to that certain Snap Strategic Alliance Agreement, dated as of October 29, 1999, between Snap, LLC ("Snap"), Xoom.com, Inc. ("Xoom") and HealthGate Data Corp. (the "Company"), as previously amended by the terms of the parties' first amendment dated December 14, 1999 (the "Strategic Alliance Agreement"). The parties hereto seek to further amend the Strategic Alliance Agreement in order, among other things, to augment their strategic alliance, to reflect the assignment of the Strategic Alliance Agreement by Snap and Xoom to NBC Internet, Inc. and to clarify certain provisions of the Strategic Alliance Agreement.

A. Pursuant to Sections 1.4 and 17.2 of the Strategic Alliance Agreement, Snap and Xoom hereby assign all of their rights and liabilities (and obligations) under the Strategic Alliance Agreement to NBC Internet, Inc., a Delaware corporation, with a principal place of business at 225 Bush Street, San Francisco, California 94103 ("NBCi"), and NBCi hereby accepts the assignment of such rights and liabilities. All references to Snap and Xoom, and all derivatives thereof (except where the context clearly implies otherwise), in the Agreement shall, from the effective date of this Amendment, be interpreted to refer to NBCi. The Company, however, acknowledges that NBCi may fulfill its obligations under the Strategic Alliance Agreement itself (or assign or delegate its rights, liabilities and obligations to) various of its subsidiaries, including Snap, Xoom, and flyswat, Inc., a Delaware corporation ("flyswat"); provided, however, NBCi shall remain liable for all such assigned or delegated rights, liabilities and obligations. The parties agree to launch the redesigned Company Content and Company Site, as described in the Agreement, as modified by this Amendment, by October 31, 2000. The Company may issue a press release regarding this Amendment only with the express written consent of NBCi. NBCi shall have the right to approve the form and content of such press release.

B. The parties hereby agree to amend the Strategic Alliance Agreement as follows:

         1. Section 1.2 of the Strategic Alliance Agreement is revised to read as follows:

                  1.2 NBCi and/or its subsidiaries operate a search and aggregation "portal" site on the Web and a direct marketing site on the Web.

         2. Section 1.3 of the Strategic Alliance Agreement is revised to read as follows:

                  1.3 Notwithstanding anything to the contrary in this Agreement, the Company acknowledges that NBCi is currently rebranding and redesigning some or all of the NBCi Sites (including the site operating under the "Snap" brand), and NBCi's rights and obligations under this Agreement will be applied to such rebranded and redesigned sites subject to NBCi's


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                           discretion. Any reference to "Snap" in this Agreement
                           shall be understood to include Snap's successors and any brand for such successors.

         3. Section 2.5 of the Strategic Alliance Agreement is revised to read as follows:

                  2.5 "Click Thrus" means any type of link (but not a Promotion paid for by the Company as an Impression) from the NBCi Sites, a Wire, or flyswat's Web navigation software that a User (as tagged by NBCi pursuant to Section 11.2) depresses or "clicks-on" and that delivers the User, to the Co-Branded Site or the Company Site.

         4. Section 2.7 of the Strategic Alliance Agreement is revised to read as follows:

                  2.7. "Commerce Offering" means any text, content, links or promotions providing a direct or indirect opportunity for Users on the Snap or NBCi Sites, the Company Site or the Co-Branded Site to engage in a commerce, purchase, trade, exchange, or purchase transaction, whether paid or unpaid, or any registration or membership opportunity for Users to provide User Profile Data, including, without limitation, content purchase opportunities, registration or membership sign-up opportunities, for-fee or subscription-based content or services, other purchase opportunities for products or services offered by the Company directly or indirectly, links to any such opportunities presented to Users on the Snap or NBCi Sites, the Company Site, or the Co-Branded Site, or other content areas of those Sites.

         5. Section 2.12 of the Strategic Alliance Agreement is revised to read as follows:

                  2.12 "Company Site" means the Web site operated by the Company, including its Corporate Home Page located at http://www.healthgate.com, and all subsequent pages and sub-directories which incorporate the NBCi Design Template and which are located at http://www.healthgate.nbci.com, together with any mirror sites, and successors to any of the foregoing, which comprise the Company's consumer oriented Web site.

         6. Section 2.29 of the Strategic Alliance Agreement is revised to read as follows:

                  2.29 "NBCi Sites" means: (i) subject to the "Distributor" (as defined in Section 6.1 below) exclusion in
                           Section 6.1, any and all search and aggregation "portal," direct marketing, and commerce Web sites, whether operated by NBCi, Snap, Xoom or a third party under the "NBCi," "Snap" or "Xoom" brand, including, without limitation, the Web sites located at http://www.snap.com, http://www.xoom.com, http://www.nbc.com, and http://www.videoseeker.com, together with any mirror sites, any co-branded


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                           editions of such site that have been or may be
                           developed for Distributors, and successors to the foregoing; (ii) if NBCi so elects within its sole discretion, the Enhanced Site and/or the International Editions, subject to Section 6.2; and
                           (iii) if NBCi so elects within its sole discretion, the Web site located at http://www.nbcin.com and successors thereto and NBC's network of affiliate stations' Web sites, as updated from time to time by NBCi in its sole discretion.

         7. Section 2.32 of the Strategic Alliance Agreement is revised to read as follows:

                  2.32 "User Profile Data" means data regarding a User provided by the User on the NBCi Sites, Company Sites or the Co-Branded Site or otherwise to NBCi or the Company, including without limitation the User's name, e-mail address, street address, telephone number and other information about the User.

         8. Section 2.34 of the Strategic Alliance Agreement is revised to read as follows:

                  2.34 "Wires" means NBCi's email newsletters sent to NBCi Members by NBCi or one of its subsidiaries, including the Snap Wires and the Xoom Wires.

         9. Section 3.3.1 of the Strategic Alliance Agreement is revised to read as follows:

                  3.3.1 IMPRESSIONS. Beginning on the Launch Date, NBCi will use commercially reasonable efforts to deliver a total number of Impressions in the aggregate dollar amount of $7,500,000 during Year One and the Company agrees to complete the purchase of an aggregate dollar amount of $7,500,000 in Impressions by December 31, 2000. Delivery of the Impressions hereunder will be based on a schedule and placement guidelines selected by NBCi in its reasonable discretion, taking into consideration the reasonable requests of the Company, and at a 30% discount from the rates set forth in the applicable NBCi's standard rate card attached hereto as EXHIBIT B; provided, however, that if all of the rates set forth in NBCi's then current standard rate card decrease during the Term by more than 15% relative to all of the rates set forth in EXHIBIT B, then the number of Impressions to be reasonably calculated by NBCi and to be delivered by NBCi hereunder shall increase in proportion to the amount of decrease in rates in excess of the aforementioned 15%, with the number such additional Impressions to be reasonably calculated by NBCi and to be delivered by NBCi at such time and in such manner as NBCi in its sole discretion shall decide during the remainder of the Term. Any Impression not listed in the applicable NBCi standard rate card shall be assigned the value of a comparable Impression on such rate card by NBCi.


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         10.      Section 3.3.4 of the Strategic Alliance Agreement is revised to read as follows:

                  3.3.4    [deleted by agreement of the parties]

         11.      A new Section 3.6.3 is added to read as follows:

                  3.6.3 COMPANY STAFFING. The Company shall provide commercially reasonable staffing, consisting of an average of at least 10 full time employees during each calendar quarter during the Term, including a product manager and engineering and product staff, dedicated to the Company Content and the Company Site in order to maintain, update and provide the Company Content at the current level of quality, availability and depth or as described in this Agreement.

         12.      A new Section 3.7 is added to read as follows:

                  3.7 CHANGES TO COMPANY CONTENT. Should the Company wish to materially reduce, alter, diminish or eliminate content from the Company Content or the Company Site (a "Content Change"), the Company shall obtain prior written approval from NBCi for such action. Notwithstanding the foregoing, the Company shall, in its reasonable discretion, have the right to replace, substitute and update the content in order to maintain the content as Best of Breed. Notwithstanding the foregoing, the Company shall not undertake a Content Change on channels, sections, or pages of the Company Content or the Company Site which would impair NBCi's ability to fulfill NBCi contractual obligations to deliver advertising or promotional opportunities to a third party. NBCi shall promptly notify the Company if any such advertising or promotional commitments include offering an advertisement or sponsorship in the content area of the Company Site so as to allow adequate editorial planning. In addition, any such commitments shall not impact the editorial independence of the Company nor shall such commitments prevent the Company from maintaining the content as Best of Breed.

         13.      A new Section 3.8 is added to read as follows:

                  3.8 TRAFFIC REDIRECT. Except as provided in the following sentence, the Company shall redirect all traffic from the Company Site to http://healthgate.nbci.com or another URL or URLs designated by NBCi so that NBCi shall receive credit for all page views or impressions as measured by third party organizations including, but not limited to, Media Metrix. The previous sentence shall not apply to (i) the traffic to the Company corporate home page (the "Corporate Home Page") which may only contain information about the Company, its various products (which shall not include any links to or mention products similar in nature to the


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                           relationship contemplated pursuant to this
                           Agreement), the Company's investor relations information, and other information which may be mutually agreed upon by the parties from time to time; and (ii) any traffic related to the Company's "Choice Partner Program" Web sites,

         14.      A new Section 3.9 is added to read as follows:

                  3.9 NBCi DESIGN TEMPLATE. The Company shall implement the NBCi Design Template, as described in the attached EXHIBIT E, on all pages of the Company Site except for the Corporate Home Page.

         15.      A new Section 3.10 is added to read as follows:

                  3.10 XML FEED. The Company shall provide to NBCi an XML feed of the content described in EXHIBIT F, in addition to the Company Content described in Section
                           3.2. Such content shall be incorporated into NBCi's Health Channel at the discretion of NBCi, maintaining any applicable trademarks or branding as required by the Company in its agreements with its content providers. The Company agrees to use commercially reasonable efforts to minimize the amount and prominence of such trademarks and branding.

         16.      A new Section 3.11 is added to read as follows:

                  3.11     ADVERTISING ON THE COMPANY SITE.

                           3.11.1 In the content areas of the Company Site, the Company shall maintain the right to sell, barter or exchange for value any and all sponsorship or promotional opportunities with the exception of banner advertisements. The Company shall retain all revenue derived from such sponsorship or promotional opportunities.

                           3.11.2 NBCi shall own and have the right to use, sell, barter and exchange for value, and serve or serve through a third party, all of the banner advertising inventory on the Company Site, except for the Corporate Home Page. NBCi shall pay to the Company 20% of "Net Revenues" (as defined below) associated with all banner advertising sold by NBCi on the Company Site. "Net Revenues" shall be defined as gross revenues actually received by NBCi from the sale of banner advertising on pages of the Company Site less all associated advertising agency commissions, third party ad serving costs, sales commissions and advertising related production costs (all such commissions and costs shall not exceed 20%). NBCi shall make such payments within forty-five (45) days after the end of each calendar quarter and shall accompany such payments with a statement setting forth NBCi's calculation of Net Revenues for such quarter.


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                           3.11.3   NBCi shall allow the Company to purchase up
                                    to twenty five percent (25%) of the
                                    available unsold or uncommitted banner
                                    inventory on the Company Site, as determined in NBCi's sole discretion, for the purpose of resale by the Company to third parties. The Company shall purchase such inventory at a discount of thirty percent (30%) from NBCi's standard rate card at the time. The Company must comply with any advertising or competitor restrictions as determined by NBCi.

                           3.11.4 In addition, NBCi will allow the Company to retain the necessary number of banner impressions to meet the Company's contractual agreements with its advertisers and sponsors existing as of August 21, 2000, including, but not limited to, Medical SelfCare, Inc; provided, however, that such impressions do not take up more than forty percent (40%) of the total Company Site banner inventory.

         17. Section 4.1 of the Strategic Alliance Agreement is revised to read as follows:

                  4.1 ANCHOR TENANT OF CERTAIN HEALTH CHANNEL CONTENT AREAS. After the Launch Date and during the Term, NBCi will feature the Company as the Anchor Tenant within seven of the following nine major content areas within the Health Channel: Alternative Medicine, Drugs & Medications, Diseases & Conditions, Nutrition, Women's Health, Sexual Health, Men's Health, Child & Youth Health and Public Health. The Company shall specify in writing its preference for the seven major content areas in which it wishes to be featured as Anchor Tenant at least thirty days prior to the Launch Date. NBCi Product Managers shall determine the major content areas in which the Company shall be featured as the Anchor Tenant. Subject to this SECTION 4, NBCi may, in the exercise of its reasonable discretion, make changes to the design and functionality of the Health Channel including, without limitation, the names of major content areas; provided, however, that major content areas similar to, or addressing the general categories listed above shall exist within the Health Channel during the Term. As the Anchor Tenant of seven major content areas of the Health Channel, the Company will receive the most prominent positioning within each of such major content areas. During the Term, there shall be no other Anchor Tenant of any of the seven major content areas of the Health Channel in which the Company is then the Anchor Tenant; provided, however, that other major content areas, content not provided by the Company, subject to the terms of SECTION 3.2, and/or links to other, non-Company sites may exist on the same Web page and elsewhere within the Health Channel. The Company acknowledges that NBCi may feature Anchor Tenants other than the Company on any major


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                           content area within the Health Channel that is not
                           one of the seven major content areas of the Health Channel in which the Company is the Anchor Tenant. NBCi and the Company shall negotiate in good faith to incorporate additional health-related Company content, so long as such content is Best of Breed, within the content areas of the Health Channel in which the Company is not the Anchor Tenant, provided; however, NBCi shall not be obligated to negotiate with respect to such Company content if an agreement with Company regarding such Company content would be interpreted or operate to cause NBCi to breach any existing contract or agreement between NBCi and any other party, or impair the rights of any such contract party pursuant to an existing contract or agreement with NBCi. In the event that NBCi elects to add new content areas on the Health Channel or elsewhere on the NBCi Sites, NBCi will in good faith first discuss with the Company obtaining additional health-related Company content, so long as such content is Best of Breed, for such additional new content areas. NBCi will not enter into an agreement to add or create new health-related content areas on the Health Channel with another party pursuant to an agreement which is comparable in number of content areas or total consideration to those of this Agreement. On the Health Channel, the Company will have the right to program up to five Health Content Portals, each measuring no larger than approximately 150 x 400 pixels, with relevant content and links to relevant content on the Company Site and to relevant content on Company Choice Partner Program Web sites, or to other sites, as mutually agreed upon by the parties. NBCi shall have the right, in its sole discretion, to add additional content portals on the Health Channel; provided, however, the Company shall have the right to program one additional Health Content Portal, with the specifications set forth in the foregoing sentence, for each health content portal on the Health Channel greater than three that NBCi elects to add in addition to the five Health Content Portals. Company will provide the appropriate Company Content, subject to the reasonable discretion of a NBCi Product Manager, for the Health Content Portals. The NBCi Product Manager may provide the Company with reasonable assistance to enable the Company to effectively design the Health Content Portals. Subject to this SECTION 4.1, the NBCi Product Manager will determine the size and location, and the Look and Feel, of the Health Content Portals; provided, however, that the Health Content Portals will begin Above the Fold within five of the seven major content areas of the Health Channel in which the Company is the Anchor Tenant.

         18. Section 4.2 of the Strategic Alliance Agreement is revised to read as follows:

                  4.2 HARVESTING. Except as set forth in Section 3.1, the Company shall, beginning on the Effective Date, provide all Company Content as required


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                           under this Section 4 pursuant to NBCi's harvesting
                           technical specifications, as updated in NBCi's sole discretion from time to time, including those described in http://partnermarketing.snap.com/guide, or any other successor URLs designated by NBCi. NBCi shall have the right, in its sole discretion, to harvest such Company Content in a manner requiring a User of the NBCi Sites to "click through" as many as two Web pages within the NBCi Sites before the User is transferred to the Company Sites or the Co-Branded Site. Harvested Company Content will maintain the NBCi Sites' Look and Feel and will include branding for the Company using Company Marks, in such form and placement as an NBCi Product Manager shall determine in his or her sole discretion. Harvested Company Content shall not include any Commerce Offering, except at NBCi's sole discretion. The Company shall ensure that all Company Content remains at all times current by continually providing NBCi with timely updates to the Company Content. Under no circumstances shall Company Content include any content of a Competitor or reference a Competitor.

         19. Section 4.3 of the Strategic Alliance Agreement is revised to read as follows:

                  4.3 INTERNAL PROMOTIONS. Subject to the discretion of an NBCi Product Manager, during the Term, NBCi shall promote and link the Health Channel within and throughout the NBCi Sites. Subject to the discretion of an NBCi Product Manager, the Company may receive internal promotional links within relevant sub-areas of the NBCi Sites that link to the Co-Branded Site or Company Site. Such relevant sub-areas may include, without limitation, the following: Shopping, Local, Education, Kids and Family. NBCi, in its sole discretion, has the right to create, maintain or discontinue any of the foregoing sub-areas on the NBCi Sites. In addition, NBCi may include a link to the Health Channel, Company Site and/or the Co-Branded Site within issues of a Wire, as determined by NBCi in its sole discretion.

         20.      A new Section 4.6 is added to read as follows:

                  4.6 COMPANY LOGO. NBCi shall provide a clickable Company logo on the Health Content Portals that shall link to the Corporate Home Page or another mutually agreed upon page or URL operated by the Company.

         21.      A new Section 4.7 is added to read as follows:

                  4.7 NBCi INTERACTIVE NEIGHBORHOOD CITY CENTER LINKS. As mutually agreed by the parties, NBCi shall create links within each applicable NBCi Interactive Neighborhood City Center on the NBCi Sites to the appropriate Company Choice Partner Program Web sites.


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         22.      A new Section 4.8 is added to read as follows:

                  4.8 ANCHOR TENANCY SPONSORSHIPS. On a case-by-case basis, NBCi may allow the Company to sell select sponsorships within the Anchor Tenancy areas on the NBCi Health Channel described in Section 4.1. NBCi shall have the right, in its sole discretion, to approve said sponsors.

         23.      A new Section 4.9 is added to read as follows:

                  4.9 SPONSORSHIPS ON CHOICE HOSPITAL SITES. On a case-by-case basis, NBCi agrees to review potential sponsorship opportunities (such as co-branded NBCi home pages) on selected CHOICE hospital sites, at a mutually agreeable rate to be determined on a site-by-site basis.

         24.      A new Section 4.10 is added to read as follows:

                  4.10 ADDITIONAL COMPANY PRODUCT CONCEPTS. The Company agrees to produce the product concepts set forth on EXHIBIT G if NBCi, in its sole discretion, desires to include such new and/or expanded offerings from the Company in the NBCi Health Channel, up to a maximum cost to the Company of $1,834,000 in Year Two, and up to $2,000,000 in Year Three, at the Company's then current consulting rates, plus any applicable content licensing fees.

         25. A new Section 5.9 of the Strategic Alliance Agreement is revised to read as follows:

                  5.9 DISCONTINUANCE OF CO-BRANDED SITE. Upon the full implementation of the NBCi Design Template on the Company Site as described in Section 3.9, the Co-Branded Site shall be discontinued and the provisions of this Section 5 shall be of no further effect.

         26. Section 7 of the Strategic Alliance Agreement is revised to read as follows:

                  7. NBC ON-AIR PROMOTION. During Year One, NBCi will create and run a series (i.e., no less than two) of dedicated thirty-second NBCi television advertisements which air during morning or daytime programs appearing on the NBC Television Network, local television stations or cable services for health, wellness and/or medicine related content areas on the NBCi Sites (the "Spots"). NBCi agrees that Self Care and the Company will be featured in the Spots, in NBCi's discretion, through either (i) a promotional tag (meaning a text or graphic promoting the Self Care and Company brands or services) of at least four seconds appearing at the end


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                           of such Spots, or (ii) an integrated sales message
                           within the body of such Spots which at a minimum will consist of a voice over of at least four seconds in length regarding the Self Care and Company brands or services. NBCi shall have sole discretion regarding the form and content of such advertisements but will consult with the Company regarding how the Company's brand or services will be featured in the Spots. Beginning no less than thirty days following the Effective Date and continuing throughout the rest of Year One, the Spots will run an average of six times per month. The Company acknowledges that all placement of brands or services within the Spots, as well as the Spots themselves, will be subject to the NBC Advertising Standard Terms and Conditions as well as the Advertising Standards set by NBC Broadcast Standards and Practices, and NBCi will have no right or power to cause NBC to make any exception thereto for the Company or the Spots. The Company acknowledges that neither NBCi nor NBC makes any guarantee regarding what the actual rating for any particular Spot will be and, therefore, will not be obligated to provide any make-goods hereunder.

         27. Section 8.1 of the Strategic Alliance Agreement is revised to read as follows:

                  8.1 DATA OWNERSHIP. NBCi will be the sole owner of any information that NBCi collects from Users through the NBCi Sites. The Company and NBCi shall jointly own any information collected from Users through the Co-Branded Site. The Company and NBCi shall jointly own any information collected from Users through the Company Site, with the exception of information collected from Users on the Corporate Home Page or the Company's Choice Partner Program Web site or any other pages as mutually agreed upon by the parties, which information shall be solely owned by the Company. Further, if a User whose User Profile Data is contained in the Company Database receives an email from NBCi pursuant to SECTION 8.4 and purchases products offered in such email through NBCi or an affiliated Web site, then the User Profile Data for such User shall be owned jointly by NBCi and the Company from and after the time of such purchase.

         28. Section 8.2 of the Strategic Alliance Agreement is revised to read as follows:

                  8.2 USE OF INFORMATION AND CONFIDENTIALITY. Each party will have the right to use any information provided by the other party pursuant to Section 11 subject to the confidentiality restrictions set forth in Section
                           17.5. Notwithstanding the foregoing, all data collected from Users through the Co-Branded Site and/or Company Site will be subject to the then current privacy policy of NBCi, unless specifically made subject to the terms of the Company privacy policy; provided that in such cases the Company's


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                           privacy policy with respect to NBCi's access to, and
                           use and disclosure of, data collected from such Users may not be more restrictive than the then-current privacy policy of NBCi.

         29. Section 9.2 of the Strategic Alliance Agreement is revised to read as follows:

                  9.2 ANCHOR TENANCY FEES. The Company will pay NBCi a $7,500,000 fee for the Anchor Tenant positions on the Health Channel during Year One (the "Year One AT Fee"). $5,000,000 of the Year One AT Fee shall be payable in Common Stock of the Company as further provided in SECTION 9.8 and pursuant to the parties' November 3, 1999 and January 18, 2000 Stock Purchase Agreements. The balance of the Year One AT Fee shall be payable in cash on the day which is thirty days after the Initial Registration Date. Payments of the Year One AT Fee shall be non-refundable except as provided in SECTION 10.6. For the Anchor Tenant positions on the Health Channel during Year Two, the Company will pay NBCi $5,666,666 in five payments to NBCi, with the first payment in the amount of $166,666 being due on December 1, 2000, and the remaining amount to be paid in four equal installments of $1,375,000 each on the first day of each calendar quarter beginning January 1, 2001. For the Anchor Tenant positions on the Health Channel during Year Three, the Company will pay NBCi $5,500,000 in four equal installments of $1,375,000 each on the first day of each calendar quarter beginning January 1, 2002.

         30. Section 9.3 of the Strategic Alliance Agreement is revised to read as follows:

                  9.3 MEDIA FEES. The Company will also pay NBCi a $7,500,000 fee for all Impressions NBCi delivers during Year One pursuant to SECTION 3.3 (the "Year One Media Fees"). $5,000,000 of the Year One Media Fees shall be payable in Common Stock of the Company as further provided in SECTION 9.8 and pursuant to the parties' November 3, 1999 and January 18, 2000 Stock Purchase Agreements. The balance of the Year One Media Fees shall be payable in cash on the day which is thirty days after the Initial Registration Date. Payments of the Year One Media Fees shall be non-refundable except as provided in SECTION 10.6.

         31. Section 9.5 of the Strategic Alliance Agreement is revised to read as follows:

                  9.5      [deleted by agreement of the parties]

         32. The first sentence of Section 9.8 of the Strategic Alliance Agreement is revised to read as follows:

                  9.8 As provided in SECTION 9.2 and SECTION 9.3, $5,000,000 of the Year One AT Fee and $5,000,000 of the Year One Media Fee shall be payable to NBCi in shares of the Company's Common Stock (the "Shares") pursuant to the parties' November 3, 1999 and January 18, 2000 Stock Purchase Agreements.

         33. Section 10.7 of the Strategic Alliance Agreement is revised to read as follows:

                  10.7 CONSEQUENCES OF TERMINATION. Upon the termination or expiration of this Agreement, all licenses granted hereunder shall immediately terminate and each party shall return or destroy all Confidential Information of the other party in its possession. In addition, in the event this Agreement is terminated pursuant to
                           SECTION 10.2 and/or 10.3, then all monies paid by the Company to NBCi hereunder prior to the termination shall be deemed non-refundable except as expressly stated otherwise in this Agreement. Finally, in the event this Agreement is terminated by NBCi only pursuant to SECTION 10.2 and/or SECTION 10.3 (excluding termination for Company's failure to maintain the Company Site, Company Content or the Co-Branded Site as Best of Breed pursuant to SECTION 3.5), or in the event the Company requests that the parties renegotiate the Agreement or the Amendment, then the Company shall continue to pay 55% of all fees payable by the Company to NBCi during the remainder of the Term as liquidated damages. Such payments shall be due and payable on the dates they would have been due and payable if the termination or renegotiation had not occurred. The Company acknowledges that NBCi has entered into this Amendment at Company's request. The parties acknowledge and agree that it would be impractical to estimate the amount of any damages that could arise out of any material breach of this Agreement or termination pursuant to SECTION 10.2 and/or SECTION 10.3, or out of any request for renegotiation by the Company, and agree that the amount of liquidated damages described above is a reasonable estimate of the actual damages that NBCi would suffer and incur as a result of such breach or termination of this Agreement or request for renegotiation. No party shall be liable to the others for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

         34. Section 11.2 of the Strategic Alliance Agreement is revised to read as follows:

                  11.2 COMPANY REPORTS. Within 15 days after the end of each month during the Term, the Company will provide to NBCi a complete and detailed report that includes, at a minimum, for such month: (i) the total page views on the Co-Branded Site and Company Site, (ii) the total number of Click Thrus delivered for such month and the aggregate number of Click Thrus delivered since the beginning of the Contract Year containing such month, (iii) the total payment due NBCi from the Company, if any, pursuant to SECTION 9.5, (iv) the number of unique Users to the Company Site and/or Co-Branded Site from the Health Channel,
                           (v) the number of Users and User Profile Data for Users who click through from the NBCi Sites or a link generated by the flyswat software to the Company Site and/or the Co-Branded Site, (vi) the number of Users and User Profile Data for Users who click through from the NBCi Sites or a link generated by the flyswat software to the Company Site and/or the Co-Branded Site and order Company Products and (vii) the aggregate statistical and demographic characteristics of Users in (iv), (v) and (vi). NBCi will tag each User of the Co-Branded Site originating from the NBCi Sites or clicking through from a link generated by the flyswat software using a cookie or other similar technology to assist the Company in obtaining the foregoing data.

         35. Section 12.1 of the Strategic Alliance Agreement is revised to read as follows:

                  12.1 COMPANY MARKS AND CONTENT. The Company hereby grants to NBCi and its subsidiaries a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to use, display and publish the Company Marks and Company Content solely as permitted hereunder in any medium or through any technology now known or hereafter devised; provided, however, that this license shall not apply to any Company Mark that is licensed by the Company from any third party to the extent that the grant of this license to NBCi or its subsidiaries is prohibited by a contractual obligation to such third party which is disclosed in writing to NBCi prior to the Effective Date. In the event the Enhanced Sites and/or the International Editions are deemed included within this Agreement pursuant to Section 6.2, the Company hereby further grants to NBCi and its subsidiaries a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to modify and create derivative works of the Company Content solely as permitted hereunder. In the event the International Editions are deemed included within this Agreement pursuant to
                           Section 6.2, the Company shall in good faith modify the Company Marks to incorporate changes reasonably suggested by NBCi for the relevant target audience (e.g., complying with local laws or avoiding the use of offensive terms in the local language). Any use of the Company Marks or the Company Content by NBCi must comply with any reasonable usage guidelines communicated by the Company to NBCi from time to time. Nothing contained in this Agreement will give NBCi any right, title or interest in or to the Company Content, the Company Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. All use of the Company Marks by NBCi will inure to the benefit of and be on behalf of the Company. NBCi acknowledges and agrees that the Company is the sole owner of all rights in and to the Company Marks and the Company Content. NBCi will do nothing inconsistent with such ownership, including (a) attacking the title of the Company to the Company Marks or the validity of the licensed Company Marks,
                           (b) attempting to register the Company Marks alone or as part of its own trademark, or (c) using or attempting to register any marks confusingly similar to the Company Marks.

         36. Section 12.2 of the Strategic Alliance Agreement is revised to read as follows:

                  12.2 NBCi MARKS. NBCi hereby grants to the Company a non-exclusive, non-transferable, royalty free license, effective throughout the Term, to use, display and publish the NBCi Marks solely within the Company Sites and Co-Branded Site as permitted hereunder. Any use of the NBCi Marks by the Company must comply with any reasonable usage guidelines communicated to the Company by NBCi from time to time. Nothing contained in this Agreement will give the Company any right, title or interest in or to the NBCi Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. All use of NBCi Marks by the Company will inure to the benefit of and be on behalf of NBCi. The Company acknowledges and agrees that, as between the Company and NBCi, NBCi and its licensors are the sole owners of all rights in and to the NBCi Marks. The Company will do nothing inconsistent with such ownership, including (a) attacking the title of NBCi and its licensors to the NBCi Marks or the validity of the licensed NBCi Marks, (b) attempting to register NBCi Marks alone or as part of its own trademark, or (c) using or attempting to register any marks confusingly similar to NBCi Marks.

         37. Section 12.3 of the Strategic Alliance Agreement is revised to read as follows:

                  12.3     [deleted by agreement of the parties]

         38. Section 16.3 of the Strategic Alliance Agreement is revised, and a new Section 16.4 is added to the Agreement, to read as follows:

                  16.3 INDEMNIFICATION BY THE COMPANY. The Company shall indemnify, defend and hold each of NBCi and its subsidiaries harmless from and against any Losses that NBCi or its subsidiaries may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (i) the use of Company Content by NBCi in accordance with this Agreement; (ii) the operation of the Company Site or the Co-Branded Site;
                           (iii) the use of any word as a Keyword to trigger a Keyword Promotion; (iv) the offer or sale of

                           Company Products by the Company on or through the Company Site, or the Co-Branded Site or any emails sent by NBCi or a third party pursuant to SECTION 8.4, or (v) the authorized and legal use of the Company Database.

                  16.4 INDEMNIFICATION BY NBCi. NBCi shall indemnify, defend and hold each of the Company and its subsidiaries harmless from and against any Losses that the Company or its subsidiaries may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of the operation of the NBCi Sites (except in cases where the Company is required to indemnify NBCi under Section 16.3).

         39. Section 17.1 of the Strategic Alliance Agreement is revised to read as follows:

                  17.1 PROMOTION OF NBCi SITES. The Company may accept advertising from other portals or search engines. If the Company accepts advertising from other portals or search engines, and the Company promotes such portals or search engines within a "partner" area of the Company Site, then the Company shall display the NBCi Marks on such area of the Company Site at least as prominently as such portal or search engine entity. The Company shall ensure that the NBCi Marks on the Company Site link to the Health Channel.

         40. Section 17.2 of the Strategic Alliance Agreement is revised to read as follows:

                  17.2 ASSIGNMENT. Except as provided in this Section 17.2, neither party shall assign any of its rights under this Agreement nor delegate any of its duties hereunder to another person or legal entity without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that if the assignee of the Company is a Competitor, NBCi shall have the right to withhold its consent to such assignment in its sole discretion. NBCi shall have the right to assign all of its rights and liabilities hereunder to an affiliate and either party shall have the right to assign all of its rights and liabilities hereunder to any person or entity, other than a Competitor in the case of the Company, that (i) acquires all or substantially all of the party's operating assets (whether by asset sale, stock sale, merger or otherwise) or (ii) results from a merger or reorganization of the party pursuant to any plan of merger or reorganization. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective trustees, successors, permitted assignees, and legal representatives.

         41. Section 17.3 of the Strategic Alliance Agreement is revised to read as follows:

                  17.3 RELATIONSHIP OF PARTIES. The parties hereto are independent contractors and nothing contained in this Agreement will be construed to create a joint venture, partnership or the relationship of principal and agent between any of the parties hereto, nor to impose upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein.

         42. Section 17.13 of the Strategic Alliance Agreement is revised to read as follows:

                  17.13 NOTICES. All notices given pursuant to this Agreement, shall be in writing, in English, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, overnight express mail, or by hand delivery. Such communications shall be deemed given and received upon confirmation of receipt, if sent by facsimile; the day after delivery if by overnight express mail; or upon delivery if hand delivered; or upon receipt of mailing, if sent by certified or registered mail; and shall be addressed to the parties as set forth above on the first page of this Agreement, or to such other addresses as the parties may designate in writing from time to time.

         43.      A new Section 17.16 is added to read as follows:

                  17.16 NATURE OF AGREEMENT. The parties agree that this Agreement is a lease agreement for internet space and that both parties have obligations under this Agreement. The obligations are such that the failure of either party to perform their respective obligations would constitute a material breach of the Agreement. If the Bankruptcy Courts were to review the nature of this Agreement, both parties agree that it would be considered an executory contract and/or unexpired lease under Section 365 of the Bankruptcy Code, 11 U.S.C et. seq., unless the Agreement is terminated prior to the filing of a petition for bankruptcy relief.

         44.      A new Section 17.17 is added to read as follows:

                  17.17 SEVERABILITY. In the event any provision of this Agreement shall be held to be unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such unenforceability; but the remaining provisions of this Agreement shall remain in full force and effect, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall use their best efforts to replace the provision that is unenforceable with an enforceable provision approximating to the extent possible the original intent of the parties.

         45. Section 17.3 of the Strategic Alliance Agreement is revised to read as follows:

                  18.5 CONFIDENTIALITY. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information of another party, including without limitation (i) proposals, ideas or research related to possible new products or services; (ii) financial statements and other financial information;
                           (iii) any reporting information in Section 12; and
                           (iv) the terms of this Agreement, any Amendments hereto, and the relationship between the parties (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of each of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, no party will knowingly disclose the Confidential Information of any other party or use such Confidential Information for its own benefit or for the benefit of any third party. Each party's obligations in this Section with respect to any portion of another party's Confidential Information shall terminate when the party seeking to avoid its obligation under such Section can document that: (i) it was in the public domain at or subsequent to the time it was communicated to the receiving party ("Recipient") by the disclosing party ("Discloser") through no fault of Recipient; (ii) it was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) it was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser;
                           (iv) it was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence; or (v) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of either party under this Agreement; provided, however, the each party shall use its best efforts to maintain the confidentiality of all Confidential Information with regard to any communications or filings with any court or governmental agency relating to this Agreement, or any Amendment hereto.

         46. A new EXHIBIT E of the Strategic Alliance Agreement is added to read as attached to this Amendment.

         47. A new EXHIBIT F of the Strategic Alliance Agreement is added to read as attached to this Amendment.

         48. A new EXHIBIT G of the Strategic Alliance Agreement is added to read as attached to this Amendment.

         49. A new EXHIBIT H of the Strategic Alliance Agreement is added to read as attached to this Amendment.

C. PRESS RELEASE. The Company will not make any public statement or other announcement (including without limitation, issuing a press release or pre-briefing any member of the press or other third party) relating to the terms or existence of this Amendment without the prior written approval of NBCi. Notwithstanding the foregoing and Section 18.5, the Company may issue the press release relating to this Amendment that has been agreed upon by the parties prior to the execution of this Amendment and which is attached hereto as Exhibit H; provided, however, that such press release shall only be issued one time and at the close of trading on Friday, September 01, 2000, and through the channels agreed upon in writing by the parties. Moreover, the Company shall NOT INCLUDE NBCi's stock ticker symbol in the press release, and shall advise the business wire not to include either NBCi's or GE's stock ticker symbols in the body of its transmission of the press release or in the associated coding.

D. SEC FILINGS. Pursuant to section 18.5, in the event that the Company is required by law to disclose the Amendment or terms thereof to the United States Securities and Exchange Commission or other governmental or regulatory agencies, the Company shall use its best efforts to redact the financial and related, terms of the Amendment from such disclosures or filings

E. LIQUIDATED DAMAGES. In the event of Company's breach of Section C or D of this Amendment, Company shall pay to NBCi, 55% of the full value of the Agreement as liquidated damages. Company acknowledges and agrees that it would be impractial to estimate the amount of any damages to NBCi that could arise out of Company's breach of Sections C and D of this Amendment and agrees that this amount is a reasonable estimate of the actual damages that NBCi would suffer and incur as a result of Company's breach of Section C or D of this Amendment.

F. Except as amended by this Amendment, the Strategic Alliance Agreement will be and remain in full force and effect in accordance with its terms. Capitalized terms used in this Amendment will be as defined in the Strategic Alliance Agreement unless expressly defined in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of September 1, 2000.

SNAP! LLC                                   HEALTHGATE DATA Corp.

By: Jim Scheinman                           By: Rick Lawson
   --------------------------------             -------------------------------

Printed Name: Jim Scheinman                 Printed Name: Rick Lawson
             ----------------------                      ----------------------

Title: Sr. VP, Business Development         Title: Vice President & Secretary
      -----------------------------               -----------------------------

Date: 9/1/00                                Date: 9/1/00
     ------------------------------              ------------------------------


XOOM.COM, INC.                              NBC INTERNET, INC.

By: Jim Scheinman                           By: Jim Scheinman
   --------------------------------             --------------------------------

Printed Name: Jim Scheinman                 Printed Name: Jim Scheinman
             ----------------------                       ----------------------

Title: Sr. VP, Business Development         Title: Sr. VP, Business Development
      -----------------------------                -----------------------------

Date: 9/1/00                                Date: 9/1/00
     ------------------------------              -------------------------------